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                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 2, entered into as of this 3rd day of April, 2001, by and among EXIGENT INTERNATIONAL, INC., a Delaware corporation (the "COMPANY"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation ("R&T"), amends that certain Rights Agreement dated October 27, 1998, entered into by the Company and Reliance Trust Company (the "RIGHTS AGREEMENT").

                                    RECITALS

         A. Pursuant to the Rights Agreement, the Company appointed Reliance Trust Company as the Company's initial rights agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Rights Agreement.

         B. The Company and R&T entered into that certain Amendment to Rights Agreement dated March 2, 2000, whereby the Company removed Reliance Trust Company as rights agent and appointed R&T as Successor Rights Agent in accordance with the terms and conditions of said Rights Agreement.

         C. The Company now wishes to amend the Rights Agreement to indicate that any Person who becomes the Beneficial Owner of more than 15% of the Company's then outstanding Common Shares, with the approval of the Company's Board of Directors, shall not be deemed to be an Acquiring Person or serve as an event triggering the issuance of any Rights Certificates, as provided herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

         The definition of "Acquiring Person" in Section 1 entitled "Certain Definitions" is hereby amended by deleting the first sentence and in its place substituting a new first sentence to read as follows:

                  ""Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the



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Company, (iii) any employee benefit plan of the Company or any Subsidiary of the
Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan, or (v) any Person acquiring the Company's Common Shares with the advanced approval of the Company's Board of Directors."

         Section 3 entitled "Issue of Rights Certificates" is hereby amended by deleting the second parenthetical phrase in subpart (a)(ii) in its entirety and in its place substituting the following new parenthetical phrase:

         "(other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan or any Person who shall become the Beneficial Owner of more than 15% of the Company's Common Shares then outstanding with the advanced approval of the Board of Directors)"

         In all other respects, except as herein stated, the Rights Agreement as previously amended, shall remain in full force and effect.

         Capitalized terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement, as amended. The preamble and recitals hereto are hereby incorporated into this Amendment No. 2 to Rights Agreement and made part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Rights Agreement to be duly executed, effective as of the date first above written.

EXIGENT INTERNATIONAL, INC.



/s/ SALLY BALL
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By: Sally Ball
Title: Chief Financial Officer

REGISTRAR AND TRANSFER COMPANY



/s/ WILLIAM P. TATLER
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By: William P. Tatler
Title: Vice President




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